CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our report dated October 25, 2010 with respect to Dreyfus Strategic Value Fund which is incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Strategic Value Fund.

/s/ ERNST & YOUNG LLP

New York, New York
April 19, 2011